Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (333-217164)  and Form S-8 (Nos. 333-207630 and 333-216904) of our report dated March 13, 2018 related to the consolidated financial statements of Adesto Technologies Corporation, which appears in this Annual Report on Form 10-K.

/s/ BPM LLP

San Jose, California
March 13, 2018